Exhibit 23.1



                           Chang G. Park, CPA, Ph. D.
               371 E STREET _ CHULA VISTA _ CALIFORNIA 91910-2615_
        TELEPHONE (858)722-5953 _ FAX (858) 408-2695 _ FAX (858) 764-5480
                          E-MAIL :changgpark@ gmail.com


May 30, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of January 4, 2007 on the audited consolidated financial statements of Bio-Matrix Scientific Group, Inc. and subsidiary as of September 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G Park
----------------------------
Chang G. Park, CPA